Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors of

Worksport Ltd.

Gentlemen:

We consent to the incorporation by reference in the registration statement on Form S-3 of our report dated March 27, 2025 with respect to our audit of the consolidated financial statements of Worksport Ltd. as of and for the year ended December 31, 2024, which report is included in this Annual Report on Form 10-K of Worksport Ltd. for the year ended December 31, 2024. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Lumsden & McCormick, LLP

Buffalo, New York

January 20, 2026